BLUE HILLS BANCORP, INC. ANNOUNCES OVERSUBSCRIPTION AND EXPECTED COMPLETION DATE OF OFFERING, AND REDEMPTION OF SBLF PREFERRED STOCK

Norwood, Massachusetts, July 11, 2014 – Blue Hills Bancorp, Inc. (the “Company”), a Maryland corporation and the proposed holding company for Blue Hills Bank (the “Bank”), announced today that based upon preliminary results, the subscription offering that closed on June 19, 2014 was oversubscribed in the first category of the subscription offering by eligible account holders as of February 28, 2013. The Company received orders in excess of the adjusted maximum of the offering range (27,772,500 shares) and no further orders will be accepted. The number of shares to be sold in connection with the conversion and stock offering will be based on a final appraisal and receipt of final regulatory approvals. The Company is currently processing the orders and will provide allocation information as soon as it is available, which is expected to be on or about July 16, 2014. Subject to the receipt of final regulatory approvals, the Company expects to close the conversion and stock offering during the week of July 21, 2014.

Additionally, the Company today announced that Hyde Park Bancorp, Inc., the holding company which currently owns 100% of the Bank, has redeemed the $18,724,000 of Series A Preferred Stock issued to the U.S. Treasury under the Small Business Lending Fund (“SBLF”) preferred stock program. The redemption was completed with a payment to the U.S. Treasury of $18,724,000 plus accrued dividends.

Forward-Looking Statements

This press release contains forward-looking statements about the offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.